Exhibit 99.1

FOR IMMEDIATE RELEASE:	Feb. 28, 2012

NW Natural Reports 2011 & Q4 Results

Issues 2012 EPS Guidance

•	Consolidated earnings for fiscal year 2011 were $2.39 per share on net income of $63.9 million, compared to $2.73 per share on net income of $72.7 million in 2010.

•	Utility results were strong despite an earnings decline due to special charges related to a repeal of utility tax legislation in Oregon.

•	NW Natural continues to rank nationally as one of the top two gas utilities for customer satisfaction by J.D. Power & Associates.

•	Successfully initiated a five-year $250 million investment with Encana Oil & Gas to acquire gas reserves for the company’s utility customers over a 30-year period.

•

Oregon and Washington customers saw gas rates decline for the third year in a row due to lower natural gas commodity prices. Over the past three years, rates have decreased more than 20 percent in both states.

•	The company raised its dividend by 4 percent in November, reflecting the 56th consecutive year of increasing dividends paid to shareholders.

•	NW Natural filed a general rate case in Oregon in late December, the first since 2002.

•	Established its 2012 earnings-per-share guidance range of $2.35 to $2.55.

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), posted earnings per share of $2.39 on net income of $63.9 million, compared to $2.73 per share on net income of $72.7 million in 2010, a 12 percent decrease year-over-year. Results for 2011 were negatively impacted by an after-tax charge of $4.4 million, equivalent to 17 cents per share, for the repeal of utility tax legislation (SB 408) which had been in effect since 2006. Conversely, results for 2010 were positively impacted by an after-tax gain of $4.6 million, or 17 cents per share, for an earnings benefit from SB 408, and an after-tax gain of $3.6 million, or 14 cents per share, for the refund of property taxes from an Oregon tax appeal ruling.

“Despite the regulatory and economic headwinds we faced, 2011 was a good year on many fronts for NW Natural,” said Gregg Kantor, President and Chief Executive Officer. “In addition to passing along lower commodity prices to our customers and maintaining our high customer satisfaction ranking in the J.D. Power national survey, the company completed a landmark gas reserves investment that will benefit our customers and shareholders in the years ahead,” Kantor noted.

Full-Year financial and operating highlights

Income and earnings per share

For the 12-months ended Dec. 31, 2011, NW Natural earnings were $2.39 per share on net income of $63.9 million. This compared to the company’s results in 2010 of $2.73 per share on net income of $72.7 million. The decrease in earnings was primarily due to the 2011 charge, and the 2010 gain, related to utility tax legislation and the property tax settlement in 2010.

In 2011, utility operations provided earnings of $2.26 per share on net income of $60.5 million. This compared to $2.49 per share on net income of $66.3 million in 2010. The major factor contributing to the change was an aggregate $14.9 million reduction in utility net operating revenues (utility margin), reflecting a $7.4 million write-off in 2011, plus a $7.7 million gain recognized in 2010, for the repealed Oregon legislative rule on utility taxes paid. This utility margin loss was partially offset by an $11.3 million margin gain from residential and commercial customers, including the effects of weather normalization and decoupling mechanisms.

In 2011, gas storage contributed 15 cents per share on net income of $4.1 million, compared to 2010 earnings per share of 23 cents per share on net income of $6.1 million. The primary reason for the decline was lower storage pricing. Net income in 2011 from the company’s gas storage operations at Mist, Ore., including optimization revenues, was down $2.3 million compared to 2010.

Operating results from other non-utility investments and activities were a net loss of 2 cents per share in 2011 compared to net income of 1 cent per share in 2010, primarily reflecting charges totaling $1.3 million pre-tax related to the partial write-down of the company’s investment in the Palomar pipeline project.

Operational results for full-year

The utility’s total gas sales and transportation deliveries for 2011, excluding deliveries of gas stored for others, were up to 1.15 billion therms, compared to 1.06 billion therms in 2010. The 9 percent increase over last year was due mainly to the effects of weather that was 9 percent colder than average and 12 percent colder than a year ago. Utility margin in 2011 decreased 1 percent, or $3.2 million, due primarily to the repeal of the tax legislation mentioned above, offset in part by colder weather and customer growth.

Sales to residential and commercial customers in 2011 were 685 million therms, compared to 599 million therms in 2010. The 14 percent increase in consumption was due to colder weather and customer growth. Including the effects of the company’s Oregon rate mechanisms for weather and conservation, residential and commercial margin was $315.7 million in 2011, compared to $304.4 million in 2010.

NW Natural’s weather normalization mechanism in Oregon adjusted margin down by $13.1 million in 2011, based on weather that was 9 percent colder than average. This compared to a margin adjustment increase of $14 million in 2010, based on weather that was 2 percent warmer than average. The conservation/decoupling mechanism in Oregon adjusted margin up by $19.3 million in 2011, compared to a margin adjustment increase of $15.5 million in 2010.

Gas deliveries to industrial customers in 2011 were 468 million therms compared to 463 million in 2010, with margin increasing $0.2 million in 2011, or 1 percent.

Under the company’s regulatory incentive sharing mechanism in Oregon, lower gas costs contributed $2.1 million to margin in 2011, compared to $1.6 million in 2010. In addition, Oregon’s gas utilities are subject to an annual earnings review to determine if the utility is earning above its allowed return on equity (ROE). In NW Natural’s case, if utility earnings exceed the allowed ROE threshold from the last rate case, the company is required to defer 33 percent of the amount above that level for refund to customers. We are refunding $0.2 million to customers related to the 2010 earnings test. For 2011, the company has estimated $1.5 million for refund to customers.

Wyoming gas reserves update

In May 2011, NW Natural entered into an agreement with Encana Oil & Gas (USA) Inc. to acquire gas reserves on behalf of NW Natural’s utility customers. NW Natural’s utility is expected to invest approximately $45-55 million a year over a five-year period, for a total investment of about $250 million. The investment will cover a portion of the expected drilling costs in exchange for working interests in multiple sections of the Jonah Field in Wyoming. The drilling area includes both future and currently producing wells. Encana began drilling in May 2011, and the company is currently receiving gas from its interests in the gas field. NW Natural’s investment in gas reserves was $51.9 million as of Dec. 31, 2011.

Gas storage results

NW Natural’s gas storage segment includes two underground natural gas storage facilities: the Mist gas storage facilities in Oregon, and the Gill Ranch gas storage facilities in California. The Mist facilities serve both core utility customers and the interstate market in the Pacific Northwest. The Gill Ranch facilities serve the California intrastate market. NW Natural contracts with an independent energy marketing firm to optimize available capacity not committed to storage customers at Mist and Gill Ranch. NW Natural’s gas storage segment contributed approximately 15 cents per share to consolidated 2011 results on net income of $4.1 million, compared to 23 cents per share on net income of $6.1 million in 2010. The decline in gas storage results from 2010 to 2011 was mainly due to lower gas storage pricing, which negatively impacted fixed contract storage prices as well as optimization revenues at both the Mist and Gill Ranch facilities. Net income from the company’s gas storage operations at Mist were $2.3 million lower than last year.

Gill Ranch’s assets include depleted natural gas reservoirs, injection and withdrawal wells, a compressor station, gathering lines, an electric substation, a 27-mile pipeline, and other equipment. Gill Ranch expects to be operating at or near its full designed working gas capacity of 15 billion cubic feet (Bcf) by the end of 2012, a year earlier than anticipated. The facility also has future expansion capability at Gill Ranch that may be pursued when warranted by market conditions.

Company continues to rank among the best gas utilities for customer satisfaction

For the eighth consecutive year, NW Natural ranked among the top utilities for customer satisfaction, earning one of the highest overall scores in the U.S. among large utilities according to the J.D. Power and Associates Gas Utility Residential study. The company also received the second highest score in the nation for satisfaction among commercial customers in a separate J.D. Power survey.

Customer growth

NW Natural’s customer growth for the trailing 12-month period ending Dec. 31, 2011 was 0.8 percent, with the company serving approximately 680,000 customers, compared to a customer growth rate of 0.9 percent at Dec. 31, 2010. The company added about 5,500 customers in 2011, compared to 6,200 customers in 2010.

Regulatory adjustment for taxes paid

In the second quarter of 2011, the Governor of Oregon signed Senate Bill 967 (SB 967) into law to repeal existing statutes from Senate Bill 408 (SB 408), which became law in 2005. SB 967 eliminated the adjustment for income taxes paid retroactive to the beginning of 2010. As a result, NW Natural recorded a one-time charge of $7.4 million in the second quarter of 2011 ($4.4 million after tax or 17 cents per share). The current law, SB 967, now requires the Public Utility Commission of Oregon (OPUC) to make decisions in general ratemaking proceedings on the amount of income taxes to be recovered in rates.

Operations and maintenance expense

Operations and maintenance expenses for the 12 months ended Dec. 31, 2011 were $125.3 million, compared to $121.0 million in 2010, for a 4 percent increase. The primary reason for the increase was the first full-year operating costs at Gill Ranch Storage. Excluding Gill Ranch, utility operations and maintenance expenses increased $1.5 million, or 1 percent, from a year ago. Bad debt expense as a percent of revenues remained well below 1 percent at 0.23 percent for the 12 months ended Dec. 31, 2011.

Income tax expense

Income taxes decreased $6.1 million in the 12 months ended Dec. 31, 2011 compared to 2010, primarily due to lower pre-tax income.

Cash flows and capital structure for 2011

Cash provided by operations in 2011 was $233.5 million, compared to $126.5 million in 2010. The increase was mainly due to gas cost savings, income tax benefits from bonus depreciation and insurance recoveries related to environmental clean-up costs. Cash requirements for investing activities in 2011 totaled $153.1 million, compared to $212.9 million in 2010, with most of the decrease related to development costs at Gill Ranch in 2010. After capital expenditures and dividends, the company generated $33.7 million of free cash flow in 2011.

Free cash flow note: Free cash flow is not a Generally Accepted Accounting Principle (GAAP) financial measure, but we believe this supplemental information enables the reader to better understand our cash generating ability and to benefit from seeing cash flow results from management’s perspective in addition to the traditional GAAP presentation. Provided below is reconciliation from cash provided by operating activities (GAAP basis) to our non-GAAP free cash flow noted above.

Thousands	2011	2010	2009
Cash provided by operating activities	$233,462	$126,469	$240,335
Cash used in investing activities	(153,065)	(212,871)	(162,141)
Cash dividend payments on common stock	(46,690)	(44,652)	(42,415)

Free cash flow	$33,707	$(131,054)	$35,779

NW Natural’s consolidated capitalization at Dec. 31, 2011 reflected 46.5 percent common equity, 41.7 percent long-term debt, and 11.8 percent short-term debt and current maturities of long-term debt. This compared to 44.7 percent common equity, 38.1 percent long-term debt, and 17.2 percent short-term debt and current maturities of long-term debt last year. The company’s debt credit ratings are a factor in our liquidity, affecting our access to the capital markets and our cost of capital. NW Natural’s debt ratings from Standard & Poor’s are A-1 for short-term debt and A+ for secured long-term debt, and from Moody Investment Services they are P-1 for short-term debt and A1 for secured long-term debt.

Fourth quarter financial and operating highlights

Net income and earnings per share

In the three-month period ending Dec. 31, 2011, net income decreased 1 percent to $1.09 per share on net income of $29.2 million, compared to $1.11 per share on net income of $29.6 million last year. The quarterly decrease was mainly due to higher fourth quarter utility O&M expenses due to utility expenses driven by added staffing and other non-labor cost increases. Weather for the quarter was 4 percent colder than average and 7 percent colder than last year.

Utility operations contributed net income of $28.8 million or $1.08 per share, compared to $29.9 million ($1.12 per share) in the fourth quarter of 2010. Gas storage operations contributed net income of $0.9 million or 3 cents per share in the period, compared to a net loss of $0.3 million (1 cent per share) in 2010. The increase in net income from gas storage operations was primarily due to higher revenues than a year ago because of storage contracts that went into effect earlier in 2011.

Operational results

NW Natural’s total gas sales and transportation deliveries in the fourth quarter of 2011, excluding deliveries of gas stored for others, were 350 million therms, up 5 percent from 333 million therms delivered in 2010, due mainly to weather that was 7 percent colder than last year. Sales to residential and commercial customers in the quarter were 226 million therms, compared to 210 million therms in the fourth quarter of 2010.

Total margin from utility operations was approximately $113 million in the quarter, compared to $112 million last year, with the increase mainly resulting from colder weather and customer growth, partially offset by the regulatory adjustment for income taxes. NW Natural’s weather normalization mechanism in Oregon adjusted margin down by $2.5 million in the fourth quarter of 2011, based on weather that was 4 percent colder than average. This compared to a margin adjustment increase of $2.4 million in the fourth quarter of 2010, based on weather that was 2 percent warmer than average. In addition, the decoupling mechanism in Oregon adjusted margin up by $8.5 million in 2011, compared to a margin adjustment increase of $7.5 million in 2010.

Operations and maintenance expense

O&M expenses for the quarter were 1 percent higher than in 2010, primarily due a 5 percent increase in utility expense as a result of new field support personnel added in the fourth quarter and rate case expense, which was partially offset by a $1.1 million decrease at Gill Ranch in O&M expenses in 2011 due to the start-up costs in the fourth quarter of 2010.

Pension deferral

Effective Jan. 1, 2011, the OPUC authorized the use of a pension balancing account to allow for the deferral of differences between the annual pension costs included and recovered in customer rates from the company’s last general rate case and the amount of actual pension expense each year. The regulatory deferral account will earn a carrying cost at the authorized cost of capital rate set by the OPUC in the company’s last general rate case. The impact to utility O&M expense for 2011 was approximately $6 million.

General rate case filed

In late December, NW Natural filed a general rate case in Oregon with the OPUC, the first such case filed by the company since 2002. If approved as filed, the request would result in an overall revenue increase of 6.2 percent, or $43.7 million. The request addresses higher costs associated with maintaining and operating the company’s pipeline system and serving customers, as well as employee pension and other benefit costs. Results of the request would not affect customer bills this winter heating season, and are expected to become effective Nov. 1, 2012.

Separate from the revenue increase request, the company is also proposing a mechanism to address expenses related to clean-up of legacy manufactured gas plant operations. The proposal would collect in rates the total costs minus insurance recoveries over a multi-year period to lessen the impact on customers. This mechanism could result in an additional 1 to 3 percent rate increase, depending upon insurance recovery collections and clean-up project costs that occur between now and September 30, 2012.

Guidance established for 2012

NW Natural today initiated 2012 earnings guidance to be in the range of $2.35 to $2.55 per share. The company’s 2012 earnings guidance assumes a continued weak economic recovery and customer growth, normal weather conditions, ongoing benefits from improvements to our cost structure, and no significant changes in prevailing legislative and regulatory policies or outcomes. The company continues to target a long-term dividend payout ratio of 60 to 70 percent of earnings.

Dividend declaration

The board of directors of NW Natural declared a quarterly dividend of 44.5 cents a share on the company’s common stock. These dividends were paid Feb. 15, 2012 to shareholders of record on Jan. 31, 2012. The company’s indicated annual dividend rate is $1.78 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call and web cast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Feb. 28, 2012 to review the company’s financial and operating results for the three- and 12-months ended Dec. 31, 2011.

To hear the conference call live, dial 1-877-317-6789 within the United States and 1-866-605-3852 from Canada. International callers can dial 1-412-317-6789. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10008888). To hear the replay from international locations, please dial 1-412-317-0088. To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com.

Forward-looking statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, estimated gas reserves and their financial value and benefit, customer growth, refunds to customers, weather, commodity costs, customer rates, effects of financial derivatives, financial positions, revenues and earnings, dividends, performance, legislative actions and impact, rate case outcomes, regulatory actions or approvals, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K, and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides safe, reliable, cost-effective natural gas service to approximately 680,000 residential, commercial, and industrial customers through approximately 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.7 billion in total assets. The company operates and owns 16 Bcf of underground storage capacity in Mist, Ore., and also operates the designed 20 Bcf Gill Ranch underground storage facility in California, in which it owns a 75 percent undivided interest. Together, NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:	Media Contact:
Bob Hess	Kim Heiting
Phone: 503-220-2388	Phone: 503-220-2366
Email: bob.hess@nwnatural.com	Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	12/31/11	12/31/10	Change	% Change
Gross Operating Revenues	$271,198	$268,145	$3,053	1%
Net Income	$29,244	$29,591	$(347)	(1%)
Diluted Average Shares of Common Stock Outstanding	26,784	26,717	67	—
Basic Earnings Per Share of Common Stock	$1.09	$1.11	$(0.02)	(2%)
Diluted Earnings Per Share of Common Stock	$1.09	$1.11	$(0.02)	(2%)

	Twelve Months Ended
(Thousands, except per share amounts)	12/31/11	12/31/10	Change	% Change
Gross Operating Revenues	$848,796	$812,106	$36,690	5%
Net Income	$63,898	$72,667	$(8,769)	(12%)
Diluted Average Shares of Common Stock Outstanding	26,744	26,657	87	—
Basic Earnings Per Share of Common Stock	$2.39	$2.73	$(0.34)	(12%)
Diluted Earnings Per Share of Common Stock	$2.39	$2.73	$(0.34)	(12%)

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited)

Thousands	December 31, 2011	December 31, 2010
Assets:
Current assets:
Cash and cash equivalents	$5,833	$3,457
Restricted cash	—	924
Accounts receivable	77,449	67,969
Accrued unbilled revenue	61,925	64,803
Allowance for uncollectible accounts	(2,895)	(2,950)
Regulatory assets	94,673	52,714
Derivative instruments	2,853	2,245
Inventories	74,363	80,385
Gas reserves	4,463	—
Income taxes receivable	7,045	41,066
Other current assets	22,980	19,652

Total current assets	348,689	330,265

Non-current assets:
Property, plant and equipment	2,661,102	2,576,402
Less accumulated depreciation	767,226	722,239

Total property, plant and equipment - net	1,893,876	1,854,163
Gas reserves	47,451	—
Regulatory assets	371,392	348,897
Derivative instruments	—	628
Other investments	68,263	69,094
Restricted cash	4,000	—
Other non-current assets	12,903	13,569

Total non-current assets	2,397,885	2,286,351

Total assets	$2,746,574	$2,616,616

Capitalization and liabilities:
Capitalization:
Common stock	$348,383	$342,978
Retained earnings	373,905	356,727
Accumulated other comprehensive income (loss)	(7,800)	(6,604)

Total common stock equity	714,488	693,101
Long-term debt	641,700	591,700

Total capitalization	1,356,188	1,284,801

Current liabilities:
Short-term debt	141,600	257,435
Current maturities of long-term debt	40,000	10,000
Accounts payable	86,300	93,243
Taxes accrued	10,747	10,579
Interest accrued	5,857	5,182
Regulatory liabilities	31,046	17,828
Derivative instruments	57,317	38,437
Other current liabilities	41,597	35,457

Total current liabilities	414,464	468,161

Deferred credits and other non-current liabilities:
Deferred tax liabilities	413,209	373,409
Regulatory liabilities	278,382	258,031
Pension and other postretirement benefit liabilities	201,530	144,250
Derivative instruments	6,536	17,022
Other non-current liabilities	76,265	70,942

Total deferred credits and other non-current liabilities	975,922	863,654

Total capitalization and liabilities	$2,746,574	$2,616,616

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited)

Thousands (year ended December 31)	2011	2010
Operating activities:
Net income	$63,898	$72,667
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	70,004	65,124
Undistributed earnings from equity investments	1,329	(588)
Non-cash expenses related to qualified defined benefit pension plans	7,191	8,009
Contributions to qualified defined benefit pension plans	(22,045)	(10,000)
Deferred environmental expenditures, net of recoveries	25,586	(7,826)
Other	(1,049)	(2,265)
Changes in assets and liabilities:
Receivables	(6,246)	15,830
Inventories	6,022	572
Taxes accrued	34,189	(51,524)
Accounts payable	148	(11,846)
Interest accrued	675	(253)
Deferred gas costs	8,565	(26,090)
Deferred tax liabilities	46,877	76,410
Other - net	(1,682)	(1,751)

Cash provided by operating activities	233,462	126,469

Investing activities:
Capital expenditures	(100,534)	(248,505)
Utility gas reserves	(50,597)	—
Restricted cash	(3,076)	34,619
Other	1,142	1,015

Cash used in investing activities	(153,065)	(212,871)

Financing activities:
Common stock issued - net	3,040	4,598
Long-term debt issued	90,000	—
Long-term debt retired	(10,000)	(35,000)
Change in short-term debt	(115,835)	155,435
Cash dividend payments on common stock	(46,690)	(44,652)
Other	1,464	1,046

Cash provided by (used in) financing activities	(78,021)	81,427

Increase (decrease) in cash and cash equivalents	2,376	(4,975)
Cash and cash equivalents - beginning of period	3,457	8,432

Cash and cash equivalents - end of period	$5,833	$3,457

Supplemental disclosure of cash flow information:
Interest paid	$41,413	$41,037
Income taxes paid	$1,756	$22,600

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Fourth Quarter - 2011

	3 Months Ended December 31,			12 Months Ended December 31,
(Thousands, except per share amounts)	2011	2010	Change	2011	2010	Change
Gross Operating Revenues	$271,198	$268,145	1%	$848,796	$812,106	5%
Cost of Sales	144,742	143,313	1%	458,622	424,534	8%
Revenue Taxes	6,546	6,581	(1%)	20,741	19,991	4%

Net Operating Revenues	119,910	118,251	1%	369,433	367,581	1%

Operating Expenses:
O&M	35,385	34,995	1%	125,303	120,980	4%
General Taxes	6,943	6,421	8%	29,281	23,872	23%
D&A	17,700	17,194	3%	70,004	65,124	7%

Total Operating Expenses	60,028	58,610	2%	224,588	209,976	7%

Income from Operations	59,882	59,641	—	144,845	157,605	(8%)
Other Income and Expense - net	406	1,133	(64%)	4,523	7,102	(36%)
Interest Expense - net	11,132	10,840	3%	42,088	42,578	(1%)
Income Tax Expense	19,912	20,343	(2%)	43,382	49,462	(12%)

Net Income	$29,244	$29,591	(1%)	$63,898	$72,667	(12%)

Common Shares Outstanding:
Average for Period - basic	26,719	26,642		26,687	26,589
Average for Period - diluted	26,784	26,717		26,744	26,657
End of Period	26,756	26,668		26,756	26,668
Earnings per Share:
Basic	$1.09	$1.11	(2%)	$2.39	$2.73	(12%)
Diluted	$1.09	$1.11		$2.39	$2.73
Dividends Paid Per Share	$0.445	$0.435		$1.75	$1.68
Book Value Per Share - end of period	$26.70	$25.99		$26.70	$25.99
Market Closing Price - end of period	$47.93	$46.47		$47.93	$46.47
Balance Sheet Data - end of period:
Total Assets	$2,746,574	$2,616,616		$2,746,574	$2,616,616
Common Stock Equity	$714,488	$693,101		$714,488	$693,101
Long-Term Debt	$681,700	$601,700		$681,700	$601,700
(including amounts due in one year)
Operating Statistics:
Total Customers - end of period	679,543	673,997	0.8%	679,543	673,997	0.8%
Gas Deliveries (therms)
Res. & Comm. Customers	225,673	210,021		684,814	598,878
Industrial Firm	10,388	10,228		37,344	37,085
Industrial Interruptible	15,735	16,015		59,308	58,387
Transportation	98,526	96,292		370,888	367,619

Total	350,322	332,556		1,152,354	1,061,969
Gas Revenues
Res. & Comm. Customers	$241,823	$234,492		$737,412	$684,168
Industrial Firm	8,486	8,496		30,455	30,830
Industrial Interruptible	9,313	9,878		34,961	36,164
Transportation	3,880	3,751		15,419	13,833
Regulatory adjustment for income taxes	—	2,747		(7,162)	7,721
Other Revenues	497	3,000		11,134	17,917

Total	$263,999	$262,364		$822,219	$790,633
Cost of Gas Sold - Utility	$144,727	$143,305		$458,508	$424,494
Revenue Taxes	$6,546	$6,581		$20,741	$19,991
Net Operating Revenues (Utility Margin)	$112,726	$112,478		$342,970	$346,148
Degree Days
Average (25-year average)	1,614	1,614		4,265	4,265
Actual	1,684	1,577		4,652	4,171
Colder (warmer) than Average	4%	(2%)		9%	(2%)